EXHIBIT 99.1

NewsRelease

TC PipeLines Announces Retirement of Steve Becker
Appoints Brandon Anderson as President

HOUSTON, Texas – November 5, 2015 – The Board of Directors of TC PipeLines GP, Inc., general partner of TC PipeLines, LP (NYSE:TCP), today announced the appointment of Brandon Anderson to the position of President and Director of TC PipeLines GP, Inc. effective January 1, 2016.  Anderson succeeds Steve Becker who will continue working with TransCanada Corporation, the owner of TC Pipelines GP, Inc,, until his retirement in early 2016.

“On behalf of all Board members, it’s been a pleasure to work with Steve and we thank him for his contributions over the past few years.  His wealth of market and financial knowledge and his thoughtful leadership were instrumental in growing the business and creating enduring value for our unitholders.  He will be missed both professionally and personally and we wish him well,” said Karl Johannson, Chairman of the Board of Directors.  “Going forward, we are very confident in our choice of Brandon Anderson as Steve's successor and look forward to the future of TC PipeLines, LP under his leadership.”

Anderson is the Senior Vice-President and General Manager, US Natural Gas Pipelines for TransCanada Corporation.  Mr. Anderson has over 20 years of energy industry experience. Since joining TransCanada in 2002, he has held a variety of leadership positions in energy marketing and trading, business development, electricity, gas storage and TransCanada’s Mexico pipeline operations.  Anderson holds a Bachelor of Commerce degree from the University of Calgary and a Chartered Financial Analyst (CFA) designation.

TC PipeLines, LP is a Delaware master limited partnership with interests in six federally regulated U.S. interstate natural gas pipelines which serve markets in the Western and Midwestern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE:TRP). For more information about TC PipeLines, LP, visit the Partnership's website at www.tcpipelineslp.com.

Media Inquiries:	Mark Cooper/	403.920.7859
	Davis Sheremata	800.608.7859

Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772
		investor_relations@tcpipelineslp.com